AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           MATERIAL TECHNOLOGIES, INC.


     The undersigned, Robert M. Bernstein hereby certifies as follows:


     (1)  He is the duly elected and acting Chief Executive Officer of Material

Technologies, Inc, a Delaware corporation (the "Corporation").


     (2)  The Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on March 4, 1997, and the name under which the

Corporation was originally incorporated was Material Technologies, Inc.

     (3)  This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation, as amended.

     (4)  The Certificate of Incorporation of the Corporation is amended and restated hereby to read in full as follows:


                                    ARTICLE 1
                                    ---------

     The name of this Corporation is Material Technologies, Inc.





















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                                    ARTICLE 2
                                    ---------

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the Corporation's registered agent at that address is Corporation Service Company.


                                    ARTICLE 3
                                    ---------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.


                                    ARTICLE 4
                                    ---------

     (a) Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which this Corporation has authority to issue is Six Hundred Million (600,000,000) shares. Five Hundred Forty-Nine Million Four Hundred Thousand (549,400,000) shares shall be designated Common Stock, $0.001 par value per share, Six Hundred Thousand (600,000) shares shall be designated Class B Common Stock $0.001 par value per share, and Fifty Million (50,000,000) shares shall be designated Preferred Stock, $0.001 par value per share. The holders of Common Stock shall be entitled to receive such dividends out of the funds or assets of the Corporation legally available therefore as, from time to time, the Board of Directors may declare. The holders of Class B Common Stock shall not be entitled to receive dividends. The holders of Common Stock and Class B Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders, with each share of Common Stock entitled to one vote and each share of Class B Common Stock entitled to one thousand (1,000) votes. In all other respects the Common Stock and Class B Common Stock shall be identical.

     (b) Preferred Stock. The Board of Directors is authorized and empowered, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by resolution and pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     1. The number of shares constituting that series and the distinctive designation of that series;

     2. The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;




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






     3. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     4. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     5. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     6. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     7.   Any other relative rights, preferences and limitations of that series.


                                    ARTICLE 5
                                    ---------

     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

     (b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.


                                    ARTICLE 6
                                    ---------

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.



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                                    ARTICLE 7
                                    ---------

     The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     (5) Effective on the close of business on September 23, 2003 (the "Effective Date") the Company shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each one thousand (1,000) shares of Common Stock, $0.001 par value per share, issued and outstanding as of the Effective Date shall be and hereby are converted into one (1) validly issued, fully paid and non-assessable share of Common Stock $0.001 par value per share. All fractional shares of Common Stock will be rounded up to the nearest whole share. Each stock certificate that prior to the Effective Date representing shares of Common Stock shall, following the Effective Date, represent the number of shares into which the shares of Common Stock represented by such certificate shall be converted. In connection with the Reverse Stock Split the number of authorized shares of Common Stock shall not be reduced but increased to Four Hundred Forty-Nine Million Five Hundred Thousand (449,500,000) shares, $0.001 par value, as set forth above.

     (6) The outstanding Class B Common Stock shall not be affected by the foregoing Reverse Stock Split.

     (7) Effective on the close of business on September 23, 2003 (the "Effective Date") the Company shall effect a reverse stock split (the "Preferred Reverse Stock Split") pursuant to which each one thousand (1,000) shares of all classes of Preferred Stock, $0.001 par value per share, issued and outstanding on the Effective Date shall be and hereby are converted into one (1) validly issued, fully paid and non-assessable share of the respective class of Preferred Stock $0.001 par value per share. All fractional shares of any class of Preferred Stock will be rounded up to the nearest whole share. Each stock certificate that prior to the Effective Date represented shares of any class of Preferred Stock shall, following the Effective Date, represent the number of shares into which the shares of that class of Preferred Stock represented by such certificate shall be converted. In connection with the Preferred Reverse Stock Split the number of authorized shares of Preferred Stock shall remain the same at Fifty Million (50,000,000) shares, $0.001 par value per share, as set forth above.




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     (6)  The foregoing Amended and Restated Certificate of Incorporation has
been approved by the Board of Directors in accordance with Section 141(i) of the General Corporation Law of the State of Delaware.

     (6) The foregoing Amended and Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware. The total number of outstanding shares of each class entitled to vote with respect to the foregoing Amendment was one hundred fifty million three hundred ninety-five thousand four hundred thirty (150,395,430) shares, plus an additional 300,000 shares of Class B Common Stock entitled to three hundred million (300,000,000) votes. The number of shares voting in favor of the foregoing Amendment equaled or exceeded the vote required.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate and affirms the foregoing as true and correct under penalty of perjury on this 12th day of September, 2003.


                                            MATERIAL TECHNOLOGIES, INC.



                                            By:
                                                 -------------------------------
                                                 Robert M. Bernstein,
                                                 Chief Executive Officer











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